                                                                       EXHIBIT I
FOR IMMEDIATE RELEASE

                                                Contact:
                                                John E. Hanley
                                                Chief Financial Officer
                                                Axsys Technologies, Inc.
                                                (860) 257-0200
                                                WWW.AXSYS.COM
                                                -------------


               AXSYS TECHNOLOGIES ANNOUNCES FIRST QUARTER RESULTS:
                   SALES UP 23%, IMPROVED BOTTOM LINE RESULTS

--------------------------------------------------------------------------------

ROCKY HILL, CT - MAY 1, 2001 - Axsys Technologies, Inc. (Nasdaq: AXYS), a global leader in the design, manufacture and distribution of precision components and systems for high-technology markets, today announced first quarter fiscal 2001 results. Sales amounted to $24.2 million in the quarter ended March 31, 2001, compared to $19.7 million in the comparable quarter in fiscal 2000, an increase of $4.5 million, or 23 percent.

      Sales of the Company's Precision Components Group totaled $14.5 million in the quarter, compared to $10.6 million in the comparable prior year quarter. The 37 percent increase was attributable to higher sales of motion control components and precision machined products to aerospace and defense customers and higher sales of systems and motion control components to electronics capital equipment producers. Sales of digital imaging scanners to high-end graphic arts equipment manufacturers were also higher year over year.

      Automation Group sales totaled $2.9 million in the first quarter of 2001, compared to $1.7 million in 2000, an increase of $1.2 million or 69 percent. The increase in sales was attributable to higher shipments of fiber optic automation systems as well as strong shipments of test equipment and laser-based positioning products to other electronics capital equipment markets, including semiconductor and data storage.

      Sales of the Distributed Products Group were $6.8 million in the quarter ended March 31, 2001, compared to $7.4 million in the comparable prior year period, a decrease of $600 thousand, or 8 percent, largely as a result of softer orders in the quarter from semiconductor capital equipment manufacturers and other commercial customers.

    The Company reported a net loss from continuing operations for the quarter ended March 31, 2001 of ($337 thousand), or ($0.07) per share compared to a loss of ($4.1 million), or ($0.89) per share in 2000. First quarter 2001 results included incremental expenses of approximately $500 thousand pretax related to engineering, research & development, and general and administrative costs to support our strategy to develop, market and sell semi-automated and fully automated production and test equipment for manufacturers of fiber optic and photonics components within the Company's Automation Group. Results in the first quarter of 2000 included pretax expenses of $4.6 million associated with exit costs from certain activities, resultant personnel reductions, reduction of inventory carrying values for potential obsolescence, and repositioning management within the Company.

      Commenting on the quarter, Stephen W. Bershad, Chairman and Chief Executive Officer stated, "We continue to make progress in improving the results of our core businesses. More importantly, we are making the investments in personnel and products that are expected to position us for significant growth in the future." Mark J. Bonney, President and Chief Operating Officer commented, "Given these difficult economic times, we were especially pleased to report our fourth consecutive quarter of sequential sales growth. This can be attributed to the significant improvements that we have made in our product and market balance and in our customer-specific focus. We continue to drive our strategy of vertical integration and increased systems business through increased investments in our Automation Group including the hiring of additional engineering, production and sales personnel. We also moved our Fiber Automation Division into a 12,500 square foot facility in Pittsburgh, PA and committed to 23,000 square feet of space at Axsys Automation Engineering in Wilmington, MA."

      Axsys reported no activity from discontinued operations in the quarter ended March 31, 2001, compared to net income of $14.3 million, or $3.08 per share in the first quarter of 2000. Results in 2000 included net income plus a large gain generated from the sale of the Beau Interconnect division.

      The Company recorded new orders of $21.5 million in the first quarter of 2001, compared to orders of $24.3 million in the first quarter of 2000. We also recorded an order cancellation and other adjustments to orders recorded in prior periods of $1.5 million. Axsys ended the first quarter with a backlog of $60.7 million, compared to a backlog of $47.5 million at March 31, 2000, an increase of $13.2 million or 28 percent. Our backlog was $64.9 million at December 31, 2000.

      Mr. Bonney added, "First quarter orders, given the softness of the semiconductor capital equipment market and generally poor economic conditions, were encouraging in nearly all segments. At the Optical Fiber Communication Conference and Exhibit in March, we introduced a family of new products, the FAST series (Fiber Attach Systems Technology) for fiber alignment and assembly. These products were well received, as were our Fiber Bragg Grating automation products, all of which were on display at the show. We expect to book orders for these systems beginning this quarter."

      Looking to the future, we believe we are well positioned to achieve sequential improvements in orders, sales and earnings in the second quarter and full year, which are in line with the expectations of the analysts that follow our company.

      Axsys' management invites you to listen to a conference call regarding first quarter 2001 results to be held on Wednesday, May 2, 2001 at 10:00 a.m. (Eastern Daylight Time). The domestic dial-in number is 888-273-1350 and the international dial-in number is 212-993-0209, and the access number is 18535293. A replay of the conference call will begin on Wednesday, May 2, 2001 at 12:00 p.m. (Eastern Daylight Time) and will be available until May 9, 2001 at 12:00 p.m. The replay can be accessed by dialing 800-633-8284 (858-812-6440 if outside the United States).

      Axsys Technologies, Inc. is a vertically integrated supplier of precision systems for high technology markets, including fiber optics, data storage and semiconductor, as well as providing precision components for high-end graphic arts, industrial automation, aerospace guidance and electronic capital equipment. We have created our precision systems capabilities by leveraging our precision component capabilities. For more information, contact Axsys Technologies, Inc. at WWW.AXSYS.COM.

      This news release contains certain forward-looking statements. The Company's business is subject to various risks and uncertainties. As a result, actual future results and developments may be materially different from those expressed or implied in any forward-looking statement. Disclosure regarding factors affecting the Company's future results and developments is contained in the Company's public filings with the Securities and Exchange Commission, including the Company's Annual Report and Form 10-K for the fiscal year ended December 31, 2000.

                            AXSYS TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (Dollars in thousands, except share data)


                                                         (Unaudited)
                                                           MARCH 31,   DECEMBER 31,
                                                             2001          2000
                                                            -------      -------
                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                 $10,774      $14,850
  Accounts receivable - net                                  14,471       13,937
  Inventories - net                                          27,406       25,435
  Other current assets                                        3,365        3,293
                                                            -------      -------

    TOTAL CURRENT ASSETS                                     56,016       57,515

PROPERTY, PLANT AND EQUIPMENT - net                          13,458       12,816

EXCESS OF COST OVER NET ASSETS ACQUIRED - net                 3,063        3,062

OTHER ASSETS                                                    166          199
                                                            -------      -------

    TOTAL ASSETS                                            $72,703      $73,592
                                                            =======      =======


                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                        $  8,212     $  7,009

  Accrued expenses and other liabilities                     6,717        8,172
  Current portion of and capital lease obligations             728          814
                                                          --------     --------

    TOTAL CURRENT LIABILITIES                               15,657       15,995

CAPITAL LEASES, less current portion                         1,312        1,485

OTHER LONG-TERM LIABILITIES                                  2,545        2,691

SHAREHOLDERS' EQUITY:
  Common Stock, authorized 30,000,000 shares,
    issued 4,792,674 shares at March 31,
    2001 and December 31, 2000                                  47           47
  Capital in Excess of Par                                  39,672       39,675
  Retained Earnings                                         14,629       14,965
  Treasury Stock, at cost, 107,833 shares at
    March 31, 2001 and 108,553 at December 31, 2000         (1,159)      (1,266)
                                                          --------     --------

    TOTAL SHAREHOLDERS' EQUITY                              53,189       53,421
                                                          --------     --------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $ 72,703     $ 73,592
                                                          ========     ========


     See accompanying notes to condensed consolidated financial statements.

                            AXSYS TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, dollars in thousands, except per share data)

                                                   THREE MONTHS ENDED MARCH 31,
                                                   ----------------------------
                                                      2001             2000
                                                   ------------     -----------
Net Sales                                           $    24,202     $    19,686
Cost of sales                                            18,121          18,794
                                                    -----------     -----------
Gross margin                                              6,081             892
                                                    -----------     -----------

Selling, general and administrative expenses              5,482           5,452
Research and development expenses                         1,261             770
Restructuring charge                                       --             1,359
Amortization of intangible assets                            (1)             35
                                                    -----------     -----------

OPERATING LOSS                                             (661)         (6,724)

Interest (income) expense, net                              (87)            105
Other expense                                                20              44
                                                    -----------     -----------

LOSS FROM CONTINUING OPERATIONS                            (554)         (6,785)
BEFORE TAXES

Benefit from income taxes                                   217           2,653
                                                    -----------     -----------

INCOME FROM CONTINUING OPERATIONS                          (337)         (4,132)

DISCONTINUED OPERATIONS:
  Income from operations, net of taxes                     --               513
  Gain on disposal, net of taxes                           --            13,776
                                                    -----------     -----------

NET (LOSS)/INCOME                                   $      (337)    $    10,157
                                                    -----------     -----------

BASIC EARNINGS PER SHARE:
  Loss from continuing operations                   $     (0.07)              $
                                                                          (0.89)
  Income from discontinued operations                      --
                                                                           3.08
                                                    -----------     -----------
TOTAL                                               $     (0.07)    $      2.19
                                                    ===========     ===========

Weighted average basic common shares
outstanding (1)                                       4,684,841       4,642,586
                                                    ===========     ===========

DILUTED EARNINGS PER SHARE:
  Loss from continuing operations                   $     (0.07)    $     (0.89)
  Income from discontinued operations                      --              3.08
                                                    -----------     -----------
TOTAL                                               $     (0.07)    $      2.19
                                                    ===========     ===========

Weighted average diluted common shares
outstanding (1)                                       4,684,841       4,642,586
                                                    ===========     ===========

(1) As per generally accepted accounting principles, the computation of the net loss per share is based on the weighted average basic shares outstanding when there is an operating loss from continuing operations.


     See accompanying notes to condensed consolidated financial statements.

                                       4